EXHIBIT 10.4

                                                           Project # 25-7004020

                           WESTERN MICHIGAN UNIVERSITY

                                PROJECT AGREEMENT

         This agreement, effective August 15, 2003 by and between The Board of Trustees of Western Michigan University (hereinafter known as "WMU") and Altair Nanomaterials, Inc. (hereinafter known as "Altair"). WMU is a constitutional body corporate organized and existing under the constitution of the State of Michigan, with offices in the city of Kalamazoo, Michigan. Altair is organized and existing under the laws of the State of Nevada, with offices at 204 Edison Way, Reno, NV 89502.

Section 1. EMPLOYMENT OF ALTAIR AND RELATIONSHIP OF PARTIES. WMU hereby agrees to engage Altair to perform the services herein set forth. The parties are independent organizations with respect to the subject matter of this agreement. The employees of one party will not be deemed to be employees of the other party. Neither party will be, nor will be deemed to be, an agent or partner of the other party for any purpose whatsoever.

Section 2. SCOPE OF SERVICES. Altair shall provide the necessary facilities, services and personnel to carry out the "Design, Synthesis, and Characterization of Nanosensors for Chemical, Biological, and Radiological Agents" which is attached hereto and made part of this agreement as Appendix A. All work shall be performed in a professional fashion to the highest academic and professional standards. Altair's duties and obligations shall also include complying with all provisions, regulations, and requirements as set forth in the signed copy of the new Grant No. DE-FG02-03ER63578, Amendment No. A000, together with the August 14, 2003 cover letter to Jack Luderer from Earlette Robinson, DOE Contract Specialist (collectively "DOE Grant"), which documents are incorporated into this agreement by reference, and also providing all reports, information, and materials necessary to WMU in a timely fashion in order to assure that WMU is able to perform its duties under this DOE Grant in a timely, comprehensive, and satisfactory manner. It is also specifically noted that the DOE Grant includes standard DOE Financial Assistance Rules (10 CFR Part 600), a special provision for penalty if reporting is late, and Intellectual Property Provisions (FAR 52.227-1, 52.227-2, 52.227-14, 52.227-16, 52.227-23, DEAR
952.227-9 and 952.227-11), all of which are included as duties of Altair under this subcontract and are incorporated herein by reference. The above referenced requirements are collectively referred to hereafter as "compliance requirements."

Altair shall also coordinate with and perform necessary services with the University of Nevada, Reno ("UNR") to ensure that all of Altair's and UNR's duties under both of their subcontracts with WMU are performed timely pursuant to this DOE Grant. The subcontract between WMU and UNR is also incorporated by reference into this agreement.

Section 3. PERSONNEL. Altair represents that it has or will secure at its own expense all personnel required to perform the services, obligations, and duties set forth in this agreement.

Section 4. TIME OF PERFORMANCE. This agreement shall be effective August 15, 2003 and shall continue 24 months through August 14, 2005 unless terminated earlier pursuant to the provisions of this agreement. Compliance requirements and record requirements shall survive termination of this agreement.

Section 5. SCHEDULE OF CHARGES. WMU agrees to pay Altair for services performed in accordance with the budget in Appendix B. Within ten (10) days after the end of each month, Altair will bill WMU for actual expenses incurred during that month. Request for reimbursement will be done via "WMU Subcontractor

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Expense  Report" form (Appendix C). Approval by Dr. Subra  Muralidharan  will be required prior to payment. WMU will make reasonable effort to reimburse Altair within 15 days of receipt of billing. Deviations in excess of ten percent (10%) on any line item category will require prior approval of WMU.

Section 6. BUDGET LIMITATIONS. It is expressly agreed to and understood that in no event will total compensation and reimbursement, if any, to be paid to Altair exceed Three Hundred Thousand Fifty-Six Five Hundred Dollars ($356,500).

Section 7. FEDERAL FUNDS. This project is being supported 100% with federal funds, from the U. S. Department of Energy, CFDA #81.049 entitled Basic Energy Science.

Section 8. LIABILITY. To the extent permitted by law and the DOE Grant, each party to this agreement will be responsible for its own actions and must seek its own legal representation and bear its own costs, including judgments, in any litigation which may arise from its action during the performance of this agreement. It is specifically understood and agreed that neither party will indemnify the other party in such litigation. WMU expressly reserves all of its rights and immunities as provided by law and contract.

Section 9. TERMINATION OF AGREEMENT FOR CAUSE. If through any cause Altair shall fail to fulfill in proper manner its obligations under this agreement, or if Altair or WMU shall violate any of the covenants, understandings or stipulations of this agreement, the aggrieved party shall give written notice of the perceived failure or violation to the other party. If the violation is not cured within 15 days after the date of the notice, the aggrieved party shall thereupon have the right to terminate this agreement by giving written notice to the other party of such termination and specifying the effective date thereof. Such notice must be delivered 15 days before the effective date. In the event that such cause for termination shall lie with Altair, all facets of the project must be taken to a logical stopping point, a fiscal and technical report prepared, and Altair shall be entitled to receive just and equitable compensation for any work performed on the project. Should the cause of termination lie with WMU, the amount of additional work to be carried out by Altair shall be subject to negotiation by all parties.

Section 10. RECORDS. Altair shall maintain all books, documents, papers, accounting records and/or other evidence pertaining to costs incurred for a period of at least five years from the date of final payment under this agreement. For purposes of controlling and reporting on the receipt and disbursement of funds under this agreement, Altair accounting records shall be structured so that transactions are easily and readily identifiable. In particular, a "Documentation of Personal Services" form (Appendix D) shall be completed for each employee or contractor paid under this agreement. Such materials shall be readily available during the agreement and retention period for inspection, audit and/or duplication at all reasonable times by authorized representatives of WMU. Altair shall send regular summary personnel service reports regarding the above to WMU while it is providing services under this agreement. The above referenced requirements are collectively referred to hereafter as "record requirements."

Section 11. ADDITIONAL RESPONSIBILITIES OF ALTAIR. All of the services performed under this agreement shall be in full compliance with the requirements of the prime award (attached as Appendix E). Altair shall provide readily available access to all materials, information, and records to authorized representatives of WMU.

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         In the event that an expense for which  Altair has been  reimbursed  is disallowed, Altair shall promptly repay WMU.

Section 12. DISSEMINATION OF INFORMATION AND INTELLECTUAL PROPERTY RIGHTS. News releases pertaining to this agreement or the services, data, or project to which it relates will not be made without prior written WMU approval. No results of the project are to be released without prior written WMU approval.

         Except as required otherwise by the DOE Grant or agreed to otherwise by WMU after August 14, 2003: A) any intellectual property (including, but not limited to, patents, trademarks, brand names and copyrights) owned by a party prior to August 14, 2003 or developed by a party pursuant to an activity not governed by this agreement, will remain the sole property of that party; B) any intellectual property developed solely by a party in performing the activities under this agreement shall remain the sole property of the developing party; and
C) if during this agreement the parties develop any intellectual property jointly, each shall be entitled to thereafter use and benefit from such jointly developed property without any accounting to the other joint developers.

         Altair also recognizes and agrees that WMU's intellectual property policy will apply as to the rights of WMU and any of its employees, students, and contractors (except for Altair) working on any project or program funded by this DOE grant. Upon request of the other party, Altair and WMU agree to execute documents involving the assignment and/or acknowledgement of rights arising from this agreement which are consistent with the terms of this section and each party's rights.

         To perform this Agreement, it may be necessary for a party to disclose to the other party information of a confidential or proprietary nature ("Confidential Information"). Except as required otherwise by the DOE Grant, the parties acknowledge that they have entered into a separate "Mutual Disclosure and Confidentiality Agreement" effective October 26, 2002, and the terms of which are incorporated by reference into this agreement. The provisions of this Section shall survive any termination of this agreement.

Section 13. EQUAL EMPLOYMENT OPPORTUNITY. There shall be no discrimination against any employee who is employed in the work covered by this contract, or against any applicant for such employment, because of race, gender, height, weight, color, religion, age, sexual orientation, marital status, veteran status, handicap, or national origin. This provision shall include, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship.

Section 14. MICHIGAN LAW. The law of the State of Michigan shall apply exclusively to every aspect of all disputes arising in connection with this agreement. By execution of this agreement, Altair submits itself to the personal jurisdiction of the federal and state courts of Michigan. However, in case of dispute, WMU and Altair agree to first discuss and negotiate any disputes or claims prior to seeking arbitration, litigation, or other formal adjudication process. If WMU and Altair cannot settle such dispute or claim by themselves within thirty (30) days, or longer time as agreed by WMU and Altair, after the claim or dispute arises, WMU and Altair shall make good faith efforts to agree on an alternate dispute resolution (ADR) process. If WMU and Altair cannot agree on an ADR process within thirty (30) additional days, each party shall have all rights afforded to them by law and equity, except as otherwise limited by this agreement.

Section 15.        NO  ASSIGNMENT.   This  agreement  may  not  be  assigned  or
otherwise transferred in whole or in part by Altair without the prior written consent of WMU. Any assignment made without such written consent will be void.

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Section 16.        AMENDMENTS.   This   agreement   constitutes   the   complete
understanding of the parties hereto and any amendments to the agreement must be agreed to in writing and signed by both parties.

Section 17. SUBRECIPIENT MONITORING. A Subcontractor receiving Federal financial assistance in excess of $500,000 during the fiscal year shall arrange for an audit by an independent accountant in order to ascertain the effectiveness of the Subcontractor's financial management systems and internal procedures established to meet the terms of the subcontract agreement.

         1. If the Subcontractor is an organization subject to the uniform administrative requirements of OMB Circulars A-110 or A-102 and arranges for audits that comply with OMB Circulars A-128, A-133, A-88 or equivalent guidelines, the Subcontractor shall provide Western Michigan University with a letter stating that an audit has been completed and there were no findings, or if there were findings, a reporting package as identified in OMB Circular A-133, subpart C, .320, paragraph C, within thirty (30) days of issuance.

         2. The Subcontractor will permit auditors (as defined in the OMB Circulars) to have access to the records and financial statements as necessary to comply with the appropriate OMB Circulars and this Article.

         3. The Letter of Reporting Package should be sent to: Western Michigan University c/o David Ross, Manager Office of Grants and Contracts 240W Walwood Hall MS 5425 Kalamazoo, Michigan 49008-5425

Failure to comply with the terms of this Article may lead to Subcontract termination in accordance with Section 9 SIGNED ON BEHALF OF WMU


/s/ Dr. Subra Muralidharan                      Date: October 3, 2003
--------------------------------------------          ---------------
Dr. Subra Muralidharan (269) 387-3656


/s/ Lowell P. Rinker                            Date: October 3, 2003
--------------------------------------------          ---------------
Lowell P. Rinker, Assistant Treasurer
and Associate Vice President for Business
(269) 387-2368

SIGNED ON BEHALF OF ALTAIR

/s/ Kenneth E. Lyon                             Date: October 3, 2003
--------------------------------------------          ---------------
Kenneth E. Lyon, Vice President
for Business Development
(775) 858-3742